Exhibit 10.5

KAIVAL BRANDS INNOVATIONS GROUP, INC.

2020 Stock and Incentive Compensation Plan (“Plan”)

Restricted Stock Unit Agreement

This RESTRICTED STOCK UNIT AGREEMENT is entered into as of the Grant Date specified on Exhibit A by and between KAIVAL BRANDS INNOVATIONS GROUP, INC., a Delaware corporation (the “Company”), and the UNDERSIGNED EMPLOYEE (“Employee”).

1. Award of Restricted Stock Units.

(a) Number of Restricted Stock Units. The number of units set forth on Exhibit A, each being equivalent to one Common Share as provided in Section 12(a)(i) of the 2020 Stock and Incentive Compensation Plan (“Stock Units”), will be granted to the Employee as of the Grant Date subject to the terms of the Plan and this Agreement. The grant of the Stock Units is made in consideration of the services to be rendered by the Employee to the Company.

(b) Grant of Stock Units. The Stock Units will be granted upon acceptance of this Agreement by the Employee and the Common Shares underlying this Award shall be issued upon satisfaction of the conditions of this Agreement. The Stock Units shall be credited to a separate account maintained for the Employee on the books and records of the Company. All amounts so credited shall continue for all purposes to be part of the general assets of the Company. The number of Stock Units is subject to adjustment and modification as provided in the Plan. Accordingly, the total number of Stock Units granted pursuant to this Agreement means, at any relevant time, the number of Stock Units set forth in (a), above, as such number shall then have been adjusted pursuant to the Plan.

(c) Plan Incorporated. The Employee acknowledges receipt of a copy of the Plan and agrees that this award of Stock Units is subject to the terms and conditions set forth in the Plan, including future amendments thereto, if any, which Plan is incorporated herein by reference as a part of this Agreement. Unless defined in this Agreement, capitalized terms shall be as defined in the Plan. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall prevail and control.

2. Vesting and Payment. The Employee hereby accepts the Stock Units when granted and agrees with respect thereto as follows:

(a) Forfeiture Restrictions. The Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as defined below). Any purported sale, assignment, pledge, exchange transfer or other disposition or encumbrance of the Stock Units in violation of this Agreement shall be null and void. Further, in the event of the Employee’s Termination of Employment by the Company or a Subsidiary for any reason, or in the event of the Employee’s death or Disability, or the occurrence of a Change of Control of the Company, the Employee shall forfeit all Stock Units to the extent then subject to the Forfeiture Restrictions, except as otherwise provided herein or in Sections 13(c) and 15(b) of the Plan. The prohibition against transfer and the obligation to forfeit Stock Units upon Termination of Employment before the Stock Units vest are herein referred to as “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Stock Units.

(b) Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Stock Units subject to satisfaction of the conditions/achievement of the performance goals set forth on Exhibit A, provided that the Employee has been in continuous active service to the Company from the Grant Date through the applicable lapse date. Notwithstanding the foregoing, a portion of the Stock Units may be vested immediately (if so provided on Exhibit A) and the Forfeiture Restrictions shall lapse as to a ratable portion of the unvested Stock Units, which shall thereupon vest, on the date the Employee’s employment with the Company is terminated by reason of death or Disability. The ratable portion that vests shall be based upon the full months of the applicable vesting period elapsed as of the end of the month in which the Termination of Employment due to Disability or death occurs over the total number of months in such period, and the balance of the Stock Units not vesting under this provision shall be forfeited. In addition, in the event the Employee has a Termination of Employment for any other reason, all unvested Stock Units subject to such Forfeiture Restrictions shall be forfeited and the Company shall have no further obligations to the Employee under this Agreement.

(c) Payment. A certificate evidencing the Common Shares underlying each vested Stock Unit shall be issued by the Company in the Employee’s name on the date the Employee’s Forfeiture Restrictions lapse with respect to such Stock Units, or as soon as administratively practicable thereafter and within the same calendar year. Until the Common Shares is issued to the Employee, the Employee shall have no voting rights and no right to receive dividends or dividend equivalents with respect to the Common Shares. Notwithstanding any provision of this Agreement to the contrary, the issuance or delivery of any Common Shares may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any Common Shares if the issuance or delivery thereof constitutes a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange on which the Common Shares are listed.

3. Tax Liability and Withholding. The Employee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Employee pursuant to the Plan or otherwise, the amount of any required withholding taxes in respect of the Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Employee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(i) tendering a cash payment or requesting the withholding to be made from other cash compensation due to the Employee;

(ii) authorizing the Company to withhold Common Shares from the shares otherwise issuable or deliverable to the Employee as a result of the vesting of the Stock Units, provided, however, that no Common Shares shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law; and

(iii) delivering to the Company previously owned and unencumbered Common Shares.

Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and the Company makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Stock Units or the subsequent sale of any shares; and does not commit to structure the Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items.

4. Status of Common Shares. The Employee agrees that the Common Shares will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Employee also agrees (i) that the certificates representing the Common Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws or Company policies, (ii) that the Company may refuse to register the transfer of Common Shares on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Common Shares.

5. Termination of Employment. For purposes of this Agreement, the Employee shall be considered to be in the active service of the Company as long as the Employee remains an employee of the Company or a parent or subsidiary corporation (as defined in Section 424 of the Code) of the Company. Any question as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final and binding on all parties. Neither the Plan nor this Agreement shall confer upon the Employee any right to be retained in any position, as an Employee or otherwise, of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Employee’s employment at any time, with or without Cause.

6. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Stock Units.

7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.

8. Amendment or Termination. The Employee and the Company may amend this Agreement in writing to the extent permitted under the terms of the Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Stock Units in this Agreement does not create any contractual right or other right to receive any Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Employee’s employment with the Company.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A of the Code.

10. Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument. Execution by the Employee is an acceptance and acknowledgement of receipt of a copy of the Plan and this Agreement. Employee further acknowledges that he has been advised to consult his own tax advisor regarding the tax consequences of the vesting or settlement of the Stock Units or a disposition of the underlying shares.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by a duly authorized officer, and Employee has executed this Agreement, all as of the Grant Date set forth on Exhibit A hereto.

EMPLOYEE:	COMPANY:

X	X

Printed Name:	Title:

Printed Name:

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EXHIBIT A

Employee Name: Nirajkumar Patel

Grant Date: May 28, 2020

Restricted Stock Units Granted: 6,000,000

Fair Market Value: Average closing price of the common stock on the three (3) trading days prior to the Vesting Date.

Forfeiture Restriction Lapse Terms: RSUs will vest if either of the following two events occur on or before October 31, 2023: (i) a Change of Control (as that term is defined in the Plan) or (ii) the Company generates gross revenues, in the aggregate, in excess of $1 billion during the period between March 9, 2020 and October 31, 2023; provided, that, Awardee is still employed by the Company at the date either of the events occur. For example, if the Company reported gross revenues of $100 million in fiscal year 2020, $400 million in fiscal year 2021, and $600 million in fiscal year 2022, then these RSUs will vest because the Company generated gross revenues, in the aggregate, in excess of $1 billion. If neither of the events occur by October 31, 2023, or if Awardee is not employed by the Company at such event date, then all RSUs shall be forfeited.

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